Exhibit 10.2

MTS Systems Corporation
14000 Technology Drive
Eden Prairie, MN 55344-2290
Telephone 952-937-4000

February 25, 2013

Dr. William Bachrach
16 Donovan Drive
West Newburg, MA 01985

Dear Bill:

I am pleased to confirm our verbal offer to you for a position with MTS Systems Corporation, as a Senior Vice President – Sensors Division reporting to Jeff Graves. We anticipate your start date to be March 11, 2013.

Compensation:

Your starting salary will be $300,000 annually, less applicable withholding, and paid bi-weekly in accordance with the Company’s payroll procedures. You will also be eligible for the MTS Executive Variable Compensation (EVC) program beginning in Fiscal Year 2013 (October 1 through September 30). Your bonus target under this plan will be 50%, based on the base compensation paid during the fiscal year. Your bonus will be guaranteed for Fiscal Year 2013 based on your time covered under the plan.

Signing Bonus:

You will receive a signing bonus of $20,000 less applicable withholding, payable on the first payroll after your date of hire. If you voluntarily terminate your employment with MTS prior to completing one year of service, you will be required to reimburse MTS for the full amount of your sign-on bonus.

Stock Option:

You will receive a stock option grant of 6,750 options based on the closing price of the company’s Common Stock on the 15th day of the month after the calendar month in which your start date falls, or, if the 15th is a day on which the market is closed, the date used shall be the first prior business day in which the market was open. In the future, you will be eligible for an annual equity grant under a program approved by MTS’s Board of Directors.

Restricted Stock Units:

You will receive a Restricted Stock Unit (RSU) grant of 2,250 units based on the closing price of the company’s Common Stock on the 15th day of the month after the calendar month in which your start date falls, or, if the 15th is a day on which the market is closed, the date used shall be the first prior business day in which the market was open.

Benefits:
You will be eligible for company-sponsored health and life insurance benefits on your hire date. You will be eligible for a car allowance in the amount of $670 per month.

Agreements:

As a condition of your employment, you will be asked to sign the MTS Code of Conduct and MTS’ Standard Employee Agreement. You will also be provided a Change in Control and Limited Severance Agreement. These documents are provided for your review.

Bill, this offer of employment is contingent on successful completion of your background check and on your ability to provide documentary proof of your identity and your eligibility to work in the United States.

Exhibit 10.2

By accepting this offer, you confirm that you are able to accept this job and carry out the work that it would involve without breaching any legal restrictions on your activities, such as restrictions imposed by a current or former employer. You also confirm that you will inform MTS about any such restrictions and provide MTS with as much information about them as possible, including any agreements between you and your current or former employer describing such restrictions on your activities. You further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to MTS without written authorization from your current or former employer. If you have any questions about the ownership of particular documents or other information, discuss such questions with your former employer before removing or copying the documents or information.

As a Named Executive Officer, this offer is subject to ratification of the Board of Directors Compensation Committee.

We are excited about the prospect of you joining our team. Please indicate by your signature below, your acceptance of this offer. Please sign and return this offer on February 25, 2013.

Sincerely,

/s/ Jeffrey A. Graves

Dr. Jeffrey A. Graves
President and Chief Executive Officer

Agreed and Accepted:

/s/ William Bachrach	2/25/2013

Dr. William Bachrach	Date Signed